For Immediate Release	Contact:
Cassie France-Kelly Public Relations (443) 542-2116 media@martek.com

Kyle Stults Investor Relations (410) 740-0081 investors@martek.com

Martek Signs Multi-Year Sole-Source Supply Agreement with Numico

COLUMBIA, Md. — February 19, 2008 – Martek Biosciences Corporation announced today that it has entered into a multi-year license and supply agreement with Numico, a wholly-owned subsidiary of Danone and a leading worldwide producer of infant formula products. Under the terms of the agreement, Martek will serve as Numico’s exclusive supplier for all of its ARA and microbially-derived DHA needs for infant formula products. Numico may continue to use alternative non-microbial DHA sources. The agreement provides for a 15-year term, with Numico having the right to terminate the arrangement as of January 2012. Martek has supplied DHA and ARA to Numico for infant formula products since 1994 under an existing license agreement.

Numico is a high-growth specialized nutrition company, and one of the fastest-growing international food companies. The Baby Food division specializes in food for the healthy growth and development of infants and toddlers (0-3 years old) through an extensive range of safe, nutritionally superior and convenient products. Numico holds the market leadership positions in 25 of its 33 infant formula markets worldwide.

Martek manufactures nutritional oils that contain the long-chain polyunsaturated fatty acids DHA and ARA, both of which are naturally present in breast milk. Clinical studies have demonstrated benefits for infants receiving formula supplemented with DHA and ARA. Martek’s proprietary blend of DHA and ARA, marketed under the brand names life’sDHA™ and life’sARA™, is currently used in over 97 percent of U.S. infant formulas. Additionally, infant formula containing life’sDHA and life’sARA has been consumed by over 30 million infants in over 70 countries worldwide.

“We are pleased to further strengthen our relationship with Numico, one of the world’s leading infant formula and nutrition companies, and believe this agreement again demonstrates that companies around the world continue to recognize the importance of adding DHA and ARA to infant formula,” said Steve Dubin, Martek CEO.  “With this new agreement, more than 70 percent of Martek’s business in the infant formula market is subject to multi-year sole source agreements.”

Martek Biosciences Corporation (NASDAQ: MATK) is a leader in the innovation and development of DHA omega-3 products that promote health and wellness through every stage of life. The company produces life’sDHA™, a sustainable and vegetarian source of the omega-3 fatty acid DHA (docosahexaenoic acid), for use in foods, beverages, infant formula, and supplements. The company also produces life’sARA™ (arachidonic acid), an omega-6 fatty acid, from a sustainable, vegetarian source, for use in infant formula. For more information on Martek Biosciences Corporation, visit http://www.martek.com.

Sections of this release contain forward-looking statements. These statements are based upon numerous assumptions which Martek cannot control and involve risks and uncertainties that could cause actual results to differ. These statements should be understood in light of the risk factors set forth in the company’s filings with the Securities and Exchange Commission, including, but not limited to, the company’s Form 10-K for the fiscal year ended October 31, 2007 and other filed reports on Form 10-K, Form 10-K/A, Form 10-Q and Form 8-K.